Exhibit 99.0





          Harcourt General:                  GE Capital:
Contact   Peter Farwell                      Thomas F. Lamb
          Vice President,                    (203) 357-4346
            Corporate Relations
          (617) 232-8200

          FOR IMMEDIATE RELEASE


          HARCOURT GENERAL TO SELL INSURANCE BUSINESSES
                          TO GE CAPITAL

     CHESTNUT HILL, MA and STAMFORD, CT, June 30, 1994 --

Harcourt General, Inc. (NYSE:H) and GE Capital today announced an agreement for the sale of Harcourt General Insurance Companies to

GE Capital Corporation for $400 million in cash.

     Under the agreement, GE Capital would acquire all of the

insurance businesses of Harcourt General Insurance Companies,

including Federal Home Life Insurance Company, PHF Life Insurance

Company, and The Harvest Life Insurance Company.  Together, these companies have approximately $3 billion in assets and had

revenues in the fiscal year ended October 31, 1993 of

approximately $550 million. The businesses would operate as part of GE Capital's GNA unit based in Seattle, Washington.

     The transaction, subject to approval by various state

regulatory agencies, is expected to close by calendar year-end.

     Robert J. Tarr, Jr., president and chief executive officer of Harcourt General said, "We're pleased to reach this agreement,

which will allow Harcourt General to further focus on its core publishing and speciality retailing businesses.  The cash

proceeds, which will total approximately $375 million after

taxes, will raise our cash balances to about $800 million.  We continue to look for acquisition opportunities to enhance the

Company's growth prospects and build shareholder value."

     Patrick R. Welch, GNA's president and chief executive

officer, said "We are excited about this acquisition for a number of reasons.  This is  a well-run company with a good tract record which will add product breadth and distribution capability to our existing portfolio of services.  We will continue to expand its distribution network and develop its value-added products."

     Harcourt General's insurance businesses, which were acquired in November 1991 as part of the Company's merger with Harcourt

Brace Jovanovich, Inc., underwrite individual life, health,

accident and credit insurance policies and also sell annuity products.

     Harcourt General said that the insurance business will be

treated as a discontinued operation in the Company's third fiscal quarter ending July 31, 1994. In the fiscal year ended October

31, 1993, insurance accounted for approximately 15% of Harcourt

General's $3.7 billion in revenues and nearly 20% of its $361.6 million of operating earnings before corporate expenses.  In fiscal 1993, insurance operating earnings benefitted from $27.8 million of capital gains.

     Robert J. Tarr, Jr., president and chief executive officer,

reported that upon completion of the transaction, the Company expects to record a pre-tax gain of approximately $12 million, or about 10 cents per share after taxes.

     GE Capital, a wholly owned subsidiary of General Electric

Company, is a diversified financial services company

headquartered in Stamford, CT.  GE Capital's activities include equipment management, mid-market financing, specialized

financing, speciality insurance and consumer services.  GE is a diversified manufacturing, technology and services company with operations worldwide.